UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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Crown Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

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Crown Holdings, Inc.
One Crown Way
Philadelphia, Pennsylvania 19154
________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
2008

________________________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CROWN HOLDINGS, INC. (the “Company”) will be held at the Company’s office located at One Crown Way, Philadelphia, Pennsylvania on the 24th day of April 2008 at 9:30 a.m. to elect Directors; to ratify the appointment of independent auditors for the fiscal year ending December 31, 2008; and to transact such other business as may properly come before the Annual Meeting.

The stock transfer books of the Company will not be closed prior to the Annual Meeting.  Only Shareholders of Common Stock of record as of the close of business on March 11, 2008 will be entitled to vote.

By Order of the Board of Directors

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel

Philadelphia, Pennsylvania
March 21, 2008

WE CORDIALLY INVITE YOU AND HOPE THAT YOU WILL ATTEND THE
MEETING IN PERSON, BUT, IF YOU ARE UNABLE TO ATTEND,
THE BOARD OF DIRECTORS REQUESTS THAT YOU SIGN THE PROXY
AND RETURN IT, WITHOUT DELAY, IN THE ENCLOSED ENVELOPE
OR REGISTER YOUR VOTE BY TELEPHONE OR THROUGH THE
INTERNET AS DESCRIBED ON THE PROXY CARD.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to Be Held on April 24, 2008

The Proxy Statement and Annual Report to Shareholders are available at http://investors.crowncork.com//phoenix.zhtml?c=85121&p=proxy

(THIS PAGE INTENTIONALLY LEFT BLANK)

Crown Holdings, Inc.

One Crown Way
Philadelphia, Pennsylvania 19154
________________________

PROXY STATEMENT - MEETING, April 24, 2008

TO ALL SHAREHOLDERS:

The accompanying Proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on April 24, 2008, and, if properly executed, shares represented thereby will be voted by the named Proxies at such Annual Meeting.  The cost of soliciting Proxies will be borne by the Company.  The Company has engaged D.F. King & Co., Inc. to assist in the solicitation of Proxies for a fee of $9,000 plus reimbursement for out-of-pocket expenses and certain additional fees for services rendered in connection with such solicitation.  Certain Officers and employees of the Company may also solicit Proxies by mail, telephone, facsimile or in person without any extra compensation.  Any Shareholder giving a Proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated Proxy or by voting in person at the Annual Meeting.

The persons named as Proxies were selected by the Board of Directors of the Company, and all are Officers of the Company.

The Annual Report for the year ended December 31, 2007, containing audited financial statements, is being mailed to Shareholders contemporaneously with this Proxy Statement and accompanying Proxy, i.e., on or about March 21, 2008.

On March 3, 2008, there were 160,270,816 outstanding shares of Common Stock, par value $5.00 per share (“Common Stock”).

Shareholders of Common Stock of record as of March 11, 2008 are entitled to vote at the Annual Meeting.  Each share of Common Stock is entitled to one vote.  Shareholders may be represented by Proxy at the Annual Meeting by completing and returning the Proxy or voting by telephone or through the Internet. The presence, in person or by Proxy, of Shareholders entitled to cast a majority of votes will be necessary to constitute a quorum for the transaction of business.  Proxies solicited herein will be voted, and if the person solicited specifies by means of the ballot provided in the Proxy a choice with respect to matters to be acted upon, the shares will be voted in accordance with such specification.  Votes withheld from Director nominees, abstentions and broker non-votes will be counted in determining the presence of a quorum.  Under Pennsylvania law and the Company’s By-Laws, votes withheld from Director nominees, abstentions and broker non-votes are not considered to be “votes” and, therefore, will not be given effect either as affirmative or negative votes.  Directors are elected by plurality vote.  Other matters are determined by a majority of the votes cast.

ELECTION OF DIRECTORS

The persons named in the Proxy shall vote the shares for the nominees listed below, all of whom are now Directors of the Company, to serve as Directors for the ensuing year or until their successors shall be elected.  None of the persons named as a nominee for Director has indicated that he or she will be unable or will decline to serve.  In the event that any of the nominees are unable or decline to serve, which the Nominating and Corporate Governance Committee of the Board of Directors does not believe will happen, the persons named in the Proxy will vote for the remaining nominees and others who may be selected by the Board of Directors.

The Board of Directors currently consists of 10 Directors.  The By-Laws of the Company provide for a variable number of Directors from 10 to 18.  The Board of Directors has currently fixed the number of Directors at 10.  It is intended that the Proxies will be voted for the election of the 10 nominees named below as Directors, and no more than 10 will be nominated by the Company.

The names of the nominees and information concerning them and their associations as of March 3, 2008, as furnished by the nominees, follow.  The principal occupations stated below are the occupations which the nominees have had during at least the last five years.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
VOTE FOR ELECTION OF EACH OF THE NOMINEES NAMED BELOW

Name	Age	Principal Occupation	Year Became Director

Jenne K. Britell, Ph.D. (b)	65	Chairman and Chief Executive Officer of Structured Ventures; former Executive Officer of several General Electric financial services companies; also a Director of U.S.-Russia Investment Fund, Quest Diagnostics, West Pharmaceutical Services and United Rentals	2000

John W. Conway (a)	62	Chairman of the Board, President and Chief Executive Officer; also a Director of PPL Corporation	1997

Arnold W. Donald (c)	53	Former President and Chief Executive Officer of the Juvenile Diabetes Research Foundation International; former Chairman and Chief Executive Officer of Merisant Company; also a Director of Oil-Dri Corporation of America, Carnival Corporation, The Scotts Company and The Laclede Group	1999

William G. Little (b), (d)	65	Former Chairman and Chief Executive Officer of West Pharmaceutical Services	2003

Name	Age	Principal Occupation	Year Became Director

Hans J. Löliger (c), (d)	65	Vice Chairman of Winter Group; former Chief Executive Officer of SICPA Group; also a Director of Fritz Meyer Holding, Bühler Holding and Franke Holding	2001

Thomas A. Ralph (a), (b), (d)	67	Retired Partner, Dechert LLP	1998

Hugues du Rouret (b)	69	Chairman of Automobile Club de France Management Company; Chairman of the European School of Management; Executive Vice President International of the Chamber of Commerce and Industry of Paris; former Chairman and Chief Executive Officer of Shell France; also a Director of Gras Savoye, Banque Saint-Olive and CF Partners	2001

Alan W. Rutherford (a)	64	Vice Chairman of the Board, Executive Vice President and Chief Financial Officer	1991

Jim L. Turner (c)	62	Principal of JLT Beverages LP; former Chairman, President and Chief Executive Officer of Dr Pepper/Seven Up Bottling Group; also a Director of Dean Foods	2005

William S. Urkiel (b)	62	Former Senior Vice President and Chief Financial Officer of IKON Office Solutions; also a Director of Suntron Corporation	2004

---------------------------------------------

(a)	Member of the Executive Committee	(c)	Member of the Compensation Committee
(b)	Member of the Audit Committee	(d)	Member of the Nominating and Corporate
Governance Committee

---------------------------------------------

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The following table shows, as of March 3, 2008, the number of shares of Common Stock beneficially owned by each person or group that is known to the Company to be the beneficial owner of more than 5 percent of the Company’s outstanding Common Stock.

Name and Address	Amount of Common Stock of the Company Owned Beneficially, Directly or Indirectly (1)	Percentage of Outstanding Shares (2)

Iridian Asset Management LLC and its affiliates (3) 276 Post Road West Westport, Connecticut 06880	9,703,550	6.1%

________________________________

(1)	Based on information filed with the Securities and Exchange Commission (the “SEC”).

(2)	Percentages are derived based upon 160,270,816 shares of Common Stock outstanding as of March 3, 2008.

(3)
Iridian Asset Management LLC has direct beneficial ownership of such shares of the Company’s Common Stock in the accounts for which it serves as the investment adviser under its investment management agreements.  The address of BIAM (US) Inc., the controlling member of Iridian, and BankIreland (US) Holdings, Inc., the sole shareholder of BIAM (US) Inc., is Liberty Park #15, 282 Route 101, Amherst, NH 03110.  The address of BIAM Holdings, the sole shareholder of BancIreland (US) Holdings, Inc., and The Governor and Company of the Bank of Ireland, the sole shareholder of BIAM Holdings, is Head Office, Lower Baggot Street, Dublin 2, Ireland.

     The following table shows, as of March 3, 2008, the number of shares of Common Stock beneficially owned by each Director; the Company’s Chief Executive Officer, Chief Financial Officer and the three other Executive Officers who were the highest paid during 2007; and all Directors and Executive Officers as a group.  The Directors and Executive Officers of the Company have sole voting and investment power with respect to the securities of the Company listed in the table below.

	Amount of Common Stock of the Company	Percentage of
Name	Owned Beneficially, Directly or Indirectly	Outstanding Shares (1)

Jenne Britell	53,056	*
John Conway(2)(3)	2,534,779	1.6%
Timothy Donahue (3) (4)	327,612	*
Arnold Donald (5)	67,872	*
Christopher Homfray (6)	115,134	*
William Little	18,747	*
Hans Löliger	47,342	*
Frank Mechura(7)	184,645	*
Thomas Ralph	48,573	*
Hugues du Rouret	36,850	*
Alan Rutherford(3)(8)	1,122,595	*
Jim Turner	36,961	*
William Urkiel	10,680	*
Directors and Executive
Officers as a Group of 16 (9)	4,813,899	3.0%
__________________________

* Less than 1%.

(1)	Percentages are derived based upon 160,270,816 shares of Common Stock outstanding as of March 3, 2008.
(2)	Includes 1,608,500 shares of Common Stock subject to presently exercisable options held by Mr. Conway.
(3)
Excludes 5,000,000 shares of Common Stock held in the Crown Cork & Seal Company, Inc. Master Retirement Trust on behalf of various Company pension plans (the “Trust Shares”).  Messrs. Conway, Rutherford and Donahue are each members of the Benefits Plan Investment Committee of the trust, which has sole voting and dispositive power with respect to the Trust Shares, but disclaim beneficial ownership of the Trust Shares.

(4)	Includes 225,250 shares of Common Stock subject to presently exercisable options held by Mr. Donahue.
(5)	Includes 45,026 shares of Common Stock held in a revocable family trust, of which Mr. Donald is trustee.
(6)	Includes 46,500 shares of Common Stock subject to presently exercisable options held by Mr. Homfray.
(7)	Includes 33,500 shares of Common Stock subject to presently exercisable options held by Mr. Mechura. Mr. Mechura retired from the Company on February 29, 2008.
(8)	Includes 739,000 shares of Common Stock subject to presently exercisable options held by Mr. Rutherford.
(9)	Includes 2,826,250 shares of Common Stock subject to presently exercisable options held by certain Directors and Executive Officers.

CORPORATE GOVERNANCE

Meetings of the Board of Directors.  In 2007, there were five meetings of the Board of Directors.  Each incumbent Director of the Company attended at least 75% of the aggregate meetings held by the Board of Directors and by the Committees on which he or she served.

Attendance at the Annual Meeting.  Under the Company’s Corporate Governance Guidelines, members of the Board of Directors are expected to attend the Company’s Annual Meeting of Shareholders.   In 2007, each of the Directors serving on the Board at the time attended the Annual Meeting of Shareholders.

Director Independence.  The Board of Directors has determined that Jenne Britell, Arnold Donald, William Little, Hans Löliger, Thomas Ralph, Hugues du Rouret, Jim Turner and William Urkiel are “independent” under the listing standards of the New York Stock Exchange and the Company’s By-Laws.  The Board made this determination based on the absence of any of the express disqualifying criteria set forth in the listing standards and in compliance with the Company’s By-Laws, which require that a majority of the Board nominees be “Independent Directors.”  A person is an “Independent Director” under the Company’s By-Laws if the Director is a person who:  (1) is not and has not been employed by the Company or any of its subsidiaries in an executive capacity within the five years immediately prior to such person’s nomination; (2) is not (and is not affiliated with a company or a firm that is) a regular advisor or consultant, for compensation, to the Company or any of its subsidiaries; (3) is not affiliated with a regular and significant customer or supplier of the Company or any of its subsidiaries; (4) does not have a personal services contract with the Company or any of its subsidiaries; (5) is not affiliated with a tax-exempt entity that receives significant contributions from the Company or any of its subsidiaries; and (6) is not a spouse, parent, sibling or child of any person described in (1) through (5), above.

In making the foregoing determinations, the Board of Directors considered the following transactions with third parties and the Directors’ affiliations with such parties.  For Jenne Britell and William Little, directors of Fox Chase Cancer Center – routine Company employee medical testing.  Also for Dr. Britell, a director of the following entities: United Rentals – ordinary course of business equipment rentals at various Company plants; Quest Diagnostics– routine Company employee medical testing; and West Pharmaceutical Services – ordinary course of business purchase of silicone for a Company plant.  For Arnold Donald, a director of The Laclede Group – ordinary course of business purchase of gas for a Company facility and also for Mr. Donald, former Chief Executive Officer of the Juvenile Diabetes Research Foundation International – a charitable donation by the Company.  None of these transactions fell within the New York Stock Exchange listing standards criteria or the Company’s By-Laws criteria.

The remaining Directors, John Conway and Alan Rutherford, are Executive Officers of the Company and therefore not “independent.”

Director Compensation.  Directors who are also employees of the Company receive no additional compensation for services as Directors.  Directors who are not employees of the Company receive cash base Director’s fees, annual grants of Company Common Stock and cash Committee fees and attendance fees.  Cash base Director’s fees are $70,000 annually, and cash meeting attendance fees are $1,500 per meeting.  Annual grants of Company Common Stock consist of $100,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors.  Cash Committee fees are as follows:  for the Audit

Committee, $15,000 annually for the Chairperson and $10,000 annually for the other members; for other Committees, $10,000 annually for the Chairperson and $7,000 annually for the other members; for the Chairperson of the Nominating and Corporate Governance Committee, an additional $10,000 annually for service as Presiding Director; and for all Committee members, an attendance fee of $1,500 per Committee meeting.  Directors do not receive any additional fees for their service on the Executive Committee.  Directors may defer receipt of all, or any part, of their Director compensation.

        Director Stock Ownership.  After four years of service on the Board of Directors, Non-Employee Directors are required to hold Company Common Stock having a market value of at least five times the cash base Director’s fees.

Audit Committee.  In 2007, the Audit Committee had nine meetings.  The Audit Committee provides assistance to the Board of Directors in discharging its responsibilities in connection with the oversight of the financial accounting practices of the Company and the internal controls related thereto and represents the Board of Directors in connection with the services rendered by the Company’s independent auditors.  The current members of the Audit Committee are Dr. Britell and Messrs. Little, Ralph, du Rouret and Urkiel.  Dr. Britell serves as Chairperson of the Committee.  The Board of Directors has determined that the Directors who serve on the Audit Committee are all “independent” as defined in the listing standards of the New York Stock Exchange and that Dr. Britell is an “audit committee financial expert” within the meaning of SEC regulations.  The Board of Directors has adopted a written Audit Committee Charter.

Compensation Committee.  In 2007, the Compensation Committee had four meetings.  The Compensation Committee is responsible for the review of the executive compensation program.  The current members of the Compensation Committee are Messrs. Donald, Löliger and Turner, each of whom is “independent” under the listing standards of the New York Stock Exchange.  Mr. Löliger serves as Chairperson of the Compensation Committee.  The Board of Directors has adopted a written Compensation Committee Charter.

Nominating and Corporate Governance Committee.  There were two meetings of the Nominating and Corporate Governance Committee in 2007.  The current members of the Nominating and Corporate Governance Committee are Messrs. Little, Löliger and Ralph, each of whom is “independent” under the listing standards of the New York Stock Exchange.  Mr. Ralph serves as Chairperson of the Nominating and Corporate Governance Committee.  The Board of Directors has adopted a written Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to become members of the Board of Directors and recommending to the Board individuals as Director nominees.  The Committee also oversees the annual self-evaluation of the Board of Directors and its Committees and the annual evaluation of management by the Board of Directors, makes recommendations to the Board of Directors regarding the membership of Committees of the Board of Directors and performs other corporate governance functions.  Consistent with the Company’s Corporate Governance Guidelines, the Committee seeks nominees committed to upholding the highest standards of personal and professional integrity and representing the interests of all Shareholders, not particular Shareholder constituencies.  The Committee identifies nominees for Director by first evaluating the current members of the Board willing to continue in service.  In addition, the Committee regularly assesses the appropriate size of the Board, whether any vacancies on the Board are expected because of retirement or otherwise and whether the Board needs Directors with particular skills or experience.  To identify and evaluate potential candidates for the Board, the Committee solicits  ideas for  possible nominees  from  a  number  of  sources,  which  may include current Board members, senior-level Company executives and professional search firms.  The Committee will also consider candidates properly submitted by Company Shareholders.  Candidates for the Board are evaluated through a process that may include background and reference checks, personal interviews with members of the Committee and a review of the candidate’s qualifications and other relevant characteristics.  The same identifying and evaluating procedures apply to all candidates for Director, whether submitted by Shareholders or otherwise.

Shareholders who wish to suggest qualified candidates may write, via Certified Mail-Return Receipt Requested, to the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154, stating in detail the qualifications of the persons they recommend.   Shareholders must include a letter from each nominee affirming that he or she will agree to serve as a Director of the Company if elected by Shareholders.  However, through its own resources, the Committee expects to be able to identify an ample number of qualified candidates.  See “Proposals of Shareholders” for information on bringing nominations for the Board of Directors at the 2009 Annual Meeting.

Executive Sessions.  Pursuant to the Company’s Corporate Governance Guidelines, the Non-Management Directors of the Company meet periodically at regularly scheduled executive sessions without Management Directors.  The Chairperson of the Nominating and Corporate Governance Committee serves as the Presiding Director at such meetings.

Communications with the Board of Directors.  Shareholders and other interested parties who wish to send communications on any topic to the Presiding Director, the Non-Management Directors or the Board as a whole may do so by writing to the Chairperson of the Nominating and Corporate Governance Committee, c/o Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, PA 19154.  Communications will be forwarded to the Directors if they relate to substantive matters and include information, suggestions or comments that the Chairperson of the Nominating and Corporate Governance Committee, with the assistance of the Corporate Secretary, deems appropriate for consideration by the Directors.

Code of Business Conduct and Ethics.  The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees.  The Code of Business Conduct and Ethics is available on the Company’s website at http://investors.crowncork.com/ and is also available in print to any Shareholder who requests it.  The Company intends to disclose amendments to, and waivers of, the Code of Business Conduct and Ethics on the Company’s website.

Transactions with Related Persons.  The Nominating and Corporate Governance Committee is charged with reviewing and approving or ratifying all transactions with related persons required to be disclosed under Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (“Regulation S-K”).  The Company policy relating to related party transactions is included in the Company’s Corporate Governance Guidelines.

Company Website.  The Company’s Corporate Governance Guidelines and the Charters of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Company’s website at http://investors.crowncork.com/.  These documents are also available in print to any Shareholder who requests them.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction.  This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in the compensation provided for 2007 to the Company’s Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the other three Executive Officers who were the highest paid during 2007 (collectively, the “Named Executive Officers” or “NEOs”), as presented in the tables which follow this CD&A.  The following discussion and analysis contains statements regarding future individual and Company performance targets and goals. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance.  The Company specifically cautions investors not to apply these statements to other contexts.

Compensation Committee.  The Compensation Committee (the “Committee”) of the Board of Directors is composed of three non-employee Directors, all of whom are independent under the New York Stock Exchange listing standards.  The current Committee members are Hans Löliger (Chairperson), Arnold Donald and Jim Turner.  The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation.  To implement this philosophy, the Committee oversees the establishment and administration of the Company’s executive compensation program.  The Committee operates under a written charter adopted by the Board of Directors.  A copy of this charter is available on the Company’s website at http://investors.crowncork.com/.

Compensation Philosophy and Objectives.  The guiding principle of the Committee’s executive compensation philosophy is that the executive compensation program should enable the Company to attract, retain and motivate a team of highly qualified executives who will create long-term value for the Shareholders.  To achieve this objective, the Committee has developed an executive compensation program that is ownership-oriented and that rewards the attainment of specific annual, long-term and strategic goals that will result in improvement in total shareholder return.  To that end, the Committee believes that the executive compensation program should include both cash and equity-based compensation that rewards specific performance by the executive and the Company.  In addition, the Committee continually monitors the effectiveness of the program to ensure that the compensation provided to executives remains competitive relative to the compensation paid to executives in a peer group comprising select container industry and other manufacturing companies.  The Committee annually evaluates the components of the compensation program as well as the desired mix of compensation among these components.  The Committee believes that a substantial portion of the compensation paid to the Company’s NEOs should be at risk, contingent on the Company’s operating and market performance.  Consistent with this philosophy, the Committee will continue to place significant emphasis on stock-based compensation and performance measures, in an effort to more closely align compensation with Shareholder interests and to increase executives’ focus on the Company’s long-term performance.

Committee Process.  The Committee meets as often as necessary to perform its duties and responsibilities.  During 2007, the Committee met four times.  The Committee usually meets with the CEO and the CFO and, when appropriate, with other Company Officers and outside advisors.  In addition, the Committee periodically meets in executive session without management.

The Committee’s meeting agenda is normally established by the Committee Chairperson in consultation with the CEO and CFO.   Committee members receive and review materials in advance of each meeting.  Depending on the meeting’s agenda, such materials may include:  financial reports regarding the Company’s performance, reports on achievement of individual and corporate objectives, reports detailing executives’ stock ownership and options and information regarding the compensation programs and levels of certain peer group companies.  In addition, on an annual basis the Committee reviews tally sheets which set forth the total compensation of each NEO.  The Committee believes that the tally sheets are a useful tool in reviewing total compensation, the current mix of compensation (e.g., cash versus equity) and issues of internal pay equity.

The Committee’s charter authorizes the Committee, in its sole discretion, to retain and terminate consultants to assist it in the evaluation of compensation for the NEOs.  In addition, the Committee has sole authority to approve the fees and other retention terms of any such consultant.

Role of Executive Officers in Compensation Decisions.  The Committee makes all compensation decisions for the CEO and the CFO.  Decisions regarding the compensation of other NEOs are made by the CEO and CFO in consultation with the Committee.  In this regard, the CEO and CFO provide the Committee evaluations of executive performance, business goals and objectives and recommendations regarding salary levels and equity and other incentive awards.

Executive Compensation Consultant.  To assist the Committee in carrying out its responsibilities, the Committee has regularly engaged Towers Perrin, an executive compensation consulting firm, to conduct a competitive assessment of its compensation program for the NEOs.  Towers Perrin acts as an independent advisor to the Committee and has no other consulting relationship with the Company or its management.

In advising the Committee regarding 2007 compensation for NEOs, Towers Perrin developed competitive compensation levels by establishing a benchmark match for each NEO position in the competitive market.  To provide a broad perspective of the market, competitive levels were developed at the 50th, 62.5th and 75th percentiles for the following elements of pay:
(i)	base salary,
(ii)	target annual incentive,
(iii)	target total cash compensation (base salary plus target annual incentive),
(iv)	expected value of long-term incentives and
(v)	target total direct compensation (target total cash compensation plus the annualized expected value of long-term incentives).

In establishing its benchmarks, Towers Perrin gathered data for the 18 public companies defined as the “Peer Group.”  Members of the Peer Group were selected based upon their industry, market capitalization and global operations.  For 2007, the companies comprising the Peer Group were Alcoa, Inc.; Avery Dennison Corporation; Ball Corp.; Cadbury Schweppes Americas Beverages, Inc.; Colgate-Palmolive Company; Eastman Chemical Company; General Mills, Inc.; International Paper Company; MeadWestvaco Corporation; Molson Coors Brewing Company; Nestlé USA, Inc.; PepsiCo, Inc.; PPG Industries, Inc.; S.C. Johnson & Son, Inc.; The Sherwin-Williams Company; Smurfit-Stone Container Enterprises, Inc.; Sonoco Products Company; and Steelcase Inc.

Specific benchmark levels were developed using regression analysis to size-adjust the market data to reflect the Company’s corporate revenue or the individual business unit revenue when appropriate.  In addition, to provide a broader frame of reference, Towers Perrin also analyzed each NEO position against data from general industry.

Market-Based Compensation Strategy.  For 2007, the Committee has continued following its market-based compensation strategy:

•
Pay levels were evaluated relative to the Peer Group as the primary market reference point.  In addition, general industry data were reviewed as an additional market reference and to ensure robust competitive data.

•	Target total direct compensation (target total cash compensation plus the annualized expected value of long-term incentives) levels for NEOs was calibrated to the 50th percentile of the Peer Group.

•	Base salary and target total cash compensation levels (base salary plus target annual incentive) for NEOs were calibrated to the 62.5th percentile of the Peer Group.

•
The long-term incentive component of the executive compensation program was used to deliver the difference between the 62.5th percentile target total cash compensation level and the 50th percentile target total direct compensation level.

Components of Compensation.  For 2007, the principal components of compensation for NEOs were:

(i)	base salary,
(ii)	annual incentive bonus,
(iii)	long term incentives,
(iv)	retirement benefits and
(v)	perquisites.

The Company has entered into employment contracts with all of the NEOs.  In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of employment termination under certain circumstances.  For more information regarding these potential severance payments and benefits, see “Employment Agreements and Potential Payments Upon Termination.”  The Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interest of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Base Salary.  The Company provides NEOs with base salaries to compensate them for services rendered during the year.  The Committee believes that competitive salaries must be paid in order to attract and retain high quality executives.  The Committee reviews NEO salaries at the end of each year, with any adjustments to base salary becoming effective on January 1 of the succeeding year.

The Committee has determined that base salary and target total cash compensation levels (base salary plus target annual incentive) for the NEOs should be targeted at the 62.5th percentile of the Peer Group.  The Peer Group data produced by Towers Perrin indicated that the base salary levels for the NEOs, as a group, were slightly below market versus the 62.5th percentile.  According to the data, no NEO had a base salary that was above the 62.5th percentile.  However, two of the NEOs (Messrs. Homfray and Donahue) had base salary levels approximately 20% below the 62.5th percentile.  Accordingly, the Committee determined that increases of 24% for Mr. Homfray who had been promoted to President of the European Division and 13% for Mr. Donahue were appropriate.  With respect to the other NEOs, the Committee believed that the data indicated that it had generally executed its desired market strategy and consequently there would be no increase in their base salaries for 2007.

Base salaries paid to NEOs are deductible for federal income tax purposes except to the extent that the executive’s aggregate compensation which is subject to Section 162(m) of the Internal Revenue Code (the “Code”) exceeds $1 million.  The CEO is the only NEO with a base salary in excess of $1 million, and accordingly such excess is not deductible for federal income tax purposes.  While, as a result of prior year net operating losses, the Company currently is not paying federal income taxes, the loss of a deduction may reduce net loss carryforwards that might otherwise reduce future tax liabilities.  The Compensation Committee intends to maintain flexibility to pay compensation that is not entirely deductible when sound direction of the Company would make that advisable.

Annual Incentive Bonus.  Annual cash bonuses are included as part of the executive compensation program because the Committee believes that a significant portion of each NEO’s compensation should be contingent on the performance of the Company as well as the individual contribution of the NEO.  Accordingly, the Company maintains an Economic Profit Incentive Plan (the “EP Plan”) under which NEOs are eligible to receive annual incentive bonuses based upon the achievement of specific weighted performance measures.  The Committee assigns each NEO an annual target level of participation in the EP Plan together with a maximum annual bonus opportunity as a percentage of each NEO’s base salary.  The 2007 targets and maximum bonus opportunities for the NEO’s were as follows.

Name	Target Bonus as a Percentage of Base Salary	Maximum Bonus as a Percentage of Base Salary

John Conway	115%	345%
Alan Rutherford	90%	270%
Christopher Homfray	80%	240%
Frank Mechura	85%	255%
Timothy Donahue	60%	180%

The EP Plan has three performance measures as described below:

(i)	economic profit – defined generally as net operating profit after tax less cost of capital employed, as adjusted for certain items, including currency exchange rates and acquisitions/divestitures;

(ii)
modified operating cash flow – defined generally as earnings before interest, taxes, depreciation and amortization reduced by capital spending and adjusted for certain items, including changes in year-end trade working capital and variances in average trade working capital; and

(iii)	qualitative factors – achievement of key strategic goals, business unit goals and individual goals focused on improvements in operations, efficiency and work procedures.

At the target bonus level, the individual components are weighted: qualitative factors – 10%, modified operating cash flow – 40% and economic profit – 50%.  However, above the target bonus level, the portion of the total bonus attributable to economic profit is increased.

At the beginning of each year, the Committee determines target levels of performance for each performance metric.  At year end, the Committee assesses the actual results versus the original goals to determine the final awards.  The Committee must approve all awards, and all awards are subject to review and adjustment by the Committee.  Except in the event of retirement, disability or death, a NEO whose employment is terminated during the year will not be eligible for an award under the EP Plan unless otherwise determined by the Committee.

The economic profit component of the EP Plan is determined based upon improvement over the prior year, as adjusted by any carryover discussed below.  Each NEO is assigned a percentage of target bonus related to economic profit earned in excess of the prior year.  If a NEO’s bonus is limited by the maximum award limitation, not paid because targets are not attained or otherwise not paid at the Committee’s discretion, any unused economic profit will be carried forward to the following year but will be at risk depending on future years’ results. However, the portion of each NEO’s bonus based upon economic profit may be increased if less than the maximum award is achieved under the modified operating cash flow or qualitative components.  No bonus will be paid for economic profit arising from accounting changes or similar non-cash items.

The modified operating cash flow component of the EP Plan is determined based upon the actual performance compared to a budgeted modified operating cash flow amount.  Performance below 90% of the target results in no incentive bonus attributable to modified operating cash flow.  Upon attaining 90% of the target performance with respect to the modified operating cash flow component, 62.5% of the incentive bonus attributable to such component will be earned.  The incentive bonus attributable to modified operating cash flow is thereafter incrementally increased based upon performance until a cap of 120% of the target is reached.

The Committee sets target levels for economic profit and modified operating cash flow based on the Company’s confidential business plan.  Targets are set at the Company level for the CEO, CFO and Senior Vice President-Finance and at the divisional level for the other NEOs.  Generally, the Committee attempts to set the target levels so that the relative difficulty of achieving the targets is consistent among the NEOs in any one year and from year to year.  In making this determination the Committee may consider specific circumstances experienced by the Company in prior years or expected to face the Company in the coming year.

The qualitative factors involve the Company continuing to grow in developing markets, to develop and bring to market new and improved products for customers and to delever the balance sheet.

In four of the past five years, the NEOs have achieved performance entitling them to bonus payouts. No bonuses were paid to NEOs in the other year.

For 2007, the maximum bonus opportunity was capped at 300% of the target bonus.  As mentioned above, as the bonus opportunity is increased, much greater emphasis is placed upon economic profit.  Accordingly, for 2007, between 10% and 15% of the 300% maximum bonus could have been earned based upon qualitative factors, between 40% and 60% of the 300% maximum bonus could have been earned based upon modified operating cash flow and between 50% and 250% of the 300% maximum bonus could have been earned based upon economic profit performance.

Based upon the Peer Group information provided by Towers Perrin, the target total cash compensation  opportunity for NEOs (with the exception of Mr. Homfray) was slightly below the 62.5th percentile for 2006.

With respect to these four NEOs, the Committee believed it had generally executed its desired competitive position versus market on a total cash compensation basis, and therefore EP Plan targets were not increased from 2006 levels.  Mr. Homfray was new in his position as President of the European Division, and accordingly the Committee increased his EP Plan target for 2007 to 80% of base salary to reflect his new position.

After reviewing 2007 results compared to the targeted performance measures, the Committee determined that the qualitative factors for all NEOs had been satisfied.  In addition, the Committee determined that, with respect to the Company and the Americas Division, the target levels for modified operating cash flow and economic profit were substantially exceeded for 2007.  Accordingly, the EP Plan payouts for Messrs. Conway, Rutherford and Donahue would be at the 300% level, attributable 10% to qualitative factors, 47% to modified operating cash flow and 243% to economic profit, and the EP Plan payout for Mr. Mechura would be at the 300% level, attributable 10% to qualitative factors, 42% to modified operating cash flow and 248% to economic profit.  In addition, because of the EP Plan’s limitation on economic profit, the amount of economic profit that exceeds the limitation will be carried forward to future years.  However, the amount of such carryforward will be at risk depending on future years’ results.  With respect to the European Division, the Committee determined that the target levels for modified operating cash flow and economic profit were exceeded.  Consequently, the EP Plan payout for Mr. Homfray would be at the 208% level, attributable 10% to qualitative factors, 44% to modified operating cash flow and 154% to economic profit.

Bonuses paid to NEOs are deductible for federal income tax purposes except to the extent that the executive’s aggregate compensation which is subject to Code Section 162(m) exceeds $1 million.  As previously stated, the Company is not currently paying federal income taxes due to prior year losses.

Long-Term Incentives.  The Committee believes that equity-based incentives are an important link between the executive and Shareholder interests, and option and restricted stock grants are therefore part of the executive compensation program.  The Committee further believes that a portion of the benefits realized from long-term equity-based incentive grants should require continuous improvement in value created for the Shareholders.  Annual grants vary in size based on the Company’s and the executive’s performance.

Equity awards to NEOs are generally made by the Committee each year as part of the normal annual compensation review cycle.  The awards for a particular year generally occur in January or February after the Company’s full year financial results are known and performance evaluations of the NEOs have been completed.  The exercise price of stock options is set at fair market value on the grant date as described in the applicable plan.  The Company does not coordinate grants of options so that they are made before announcement of favorable information or after announcement of unfavorable information.  In addition to the annual equity awards, the Committee may approve stock option and restricted stock awards for newly hired executives or in recognition of an executive’s promotion or expansion of responsibilities.

Based upon external research and key internal considerations, the Committee approved the following approach for 2007:

•
Award levels were generally calibrated to deliver a median level (50th percentile) of target total direct compensation (sum of base salary, annual and long-term incentives) as compared to the Peer Group, after taking into account the cash compensation targeted at the 62.5th percentile, which resulted in long-term incentive awards at a targeted level below the Peer Group median.

•	The Committee retained discretion to vary awards (plus/minus 15%) based upon each NEO’s experience, responsibilities and performance.

•	Two-thirds of a NEO’s long-term incentive was delivered in time-vested restricted stock.

•
One-third of a NEO’s long-term incentive was delivered in performance shares consisting of restricted stock (but not stock options).  A target number of shares was established for 2007 for each NEO.  The performance period will be three years in length.  The vesting of performance shares will not occur until the end of each performance period.  The Committee believes that this structure provides a strong retention element since a NEO voluntarily terminating employment (other than for retirement) will leave behind potential vesting based on the results of three performance periods.

For 2007, the Committee determined that total shareholder return relative to a group of industry peers would be used as the performance criteria.  The Committee believed that utilizing a peer group limited to the packaging industry was a more appropriate benchmark for this purpose.  The selected industry peers are Alcoa, Inc.; AptarGroup, Inc.; Ball Corp.; Bemis Company, Inc.; Chesapeake Corp.; Owens-Illinois, Inc.; Packaging Corporation of America; Pactiv Corp.; Sealed Air Corp.; Smurfit-Stone Container Enterprises, Inc.; Sonoco Products Company; and Temple-Inland, Inc.

In addition, the Committee determined that performance shares will be awarded based upon the following schedule.

Percentile Ranking Versus Peers	Share Award as a Percentage of Individual Target

90th or Above	200%
75th – 89th	150 – 199%
50th – 74th	100 – 149%
40th – 49th	50 – 99%
25th – 39th	25 – 49%
Below 25th	0%

Refer to the Outstanding Equity Awards at Fiscal Year-End table below for information regarding the amount of such awards.

To the extent NEO long-term incentive compensation together with other compensation subject to Code Section 162(m) exceeds $1 million, it will not be deductible for federal income tax purposes unless such compensation is “performance based” as defined in Code Section 162(m).  All stock options granted to NEOs are performance based.  However, restricted stock is performance based only if the stock vests based on the achievement of objective performance goals. Restricted stock that is time-vested is not performance based.  While, as a result of prior year net operating losses, the Company currently is not paying federal income taxes, the loss of a deduction may reduce net loss carryforwards that might otherwise reduce future tax liabilities. The Committee intends to maintain flexibility to pay compensation that is not entirely deductible when sound direction of the Company would make that advisable.

Retirement Benefits.  As an incentive for long-term employment, the Company maintains several retirement plans.  In the United States, the Company maintains a Pension Plan (“U.S. Pension Plan”) for certain eligible employees in which four NEOs (Messrs. Conway, Rutherford, Mechura and Donahue) participate.  The U.S. Pension Plan is designed and administered to qualify under Code Section 401(a).  The U.S. Pension Plan provides normal retirement benefits at age 65 based on the average of the five highest consecutive years of earnings in the last ten years prior to employment termination.  For purposes of the U.S. Pension Plan, earnings consist of salary excluding any bonus.  These average earnings are multiplied by 1.25% and by years of service, which yields the annual Company-funded pension benefit.  Under U.S. federal law for 2007, benefits from the U.S. Pension Plan are limited to $180,000 per year and may be based only on the first $225,000 of an employee’s annual earnings.

The Company also maintains a defined benefit pension plan for the benefit of certain of its employees in the United Kingdom (“U.K. Pension Plan”) in which one of the NEO’s (Mr. Homfray) participates.  The U.K. Pension Plan provides normal retirement benefits for Mr. Homfray at age 60 based on the average of his three highest consecutive years of earnings in the last 10 years prior to employment termination.  For purposes of the U.K. Pension Plan, earnings are limited to base salary.  Average earnings are multiplied by 1.67% for each year of service credited under the U.K. Pension Plan to produce a participant’s annual pension benefit.  Benefits under the U.K. Pension Plan are subject to an annual cost of living increase that may not exceed five percent.

Because benefits under the pension plans for NEOs are limited and to provide additional retirement benefits to certain senior Officers, the Company also maintains the Senior Executive Retirement Plan (“SERP”) in which all of the NEOs participate.  In general, the annual benefit for executives eligible to participate in the SERP is based upon a formula equal to (i) 2.25% (2.0% in the cases of Messrs. Homfray and Donahue) of the average of the five highest consecutive years of earnings (consisting of salary and bonus and determined without regard to the limits imposed on tax qualified plans) times years of service up to twenty years plus (ii) 1.67% (1.45% in the cases of Messrs. Homfray and Donahue) of such earnings for the next fifteen years plus (iii) at the discretion of the Committee, 1% of such earnings for years of service beyond thirty-five less (iv) Social Security old-age benefits attributable to employment with the Company and the Company-funded portion of the executive’s pension plan benefits and savings plan benefits described below.

The NEOs who earned a vested benefit under the SERP on or before December 31, 2004 may, with respect to that part of the benefit earned on or before December 31, 2004, elect to take all or part of such annual retirement benefit in a lump sum at retirement, the amount of which is determined by calculating the present value of the actuarially determined future annual payments.  All benefits earned under the SERP after December 31, 2004 are required to be paid in a lump sum.  If a NEO with a vested retirement benefit under the SERP dies prior to the receipt of such benefit, the NEO’s surviving spouse will be entitled to a 50% survivor benefit.  The SERP also provides a lump sum death benefit of up to five times the annual retirement benefit.

SERP participants vest in their benefits at the earliest of five years of participation, specified retirement dates, total disability or upon a “change in control” of the Company.

The Company also maintains a tax-qualified 401(k) Retirement Savings Plan to which all U.S. salaried employees, including four NEOs (Messrs. Conway, Rutherford, Mechura and Donahue) are able to contribute a portion of their salaries on a pre-tax basis.  Subject to Code limits, the Company will match 50% of the first 3% of pay that is contributed to the savings plan.

Perquisites.  The Company provides the NEOs with a limited number of perquisites and other personal benefits that the Committee believes are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain key executives.  An item is a perquisite if it confers a direct or indirect benefit that has a personal aspect, without regard to whether it may be provided for some business reason or for the convenience of the Company, unless it is generally available on a non-discriminatory basis to all employees.  An item is not a perquisite if it is integrally and directly related to the performance of the executive’s duties.

The NEOs are provided, among others, the following perquisites, all of which are quantified in the Summary Compensation Table under “All Other Compensation”:

• Automobile Allowance
• Health, Disability and Life Insurance
• Overseas Allowance
• Club Memberships

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management.  Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is respectfully submitted by the members of the Compensation Committee.

Hans J. Löliger, Chairperson
Arnold W. Donald
Jim L. Turner

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding compensation earned during the Company’s last fiscal year by the Company’s Chief Executive Officer, Chief Financial Officer and other three Executive Officers who were the highest paid during 2007:

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total Compensation
John W. Conway Chairman of the Board, President and Chief Executive Officer	2007 2006	$1,075,000 1,075,000	$3,662,827 2,177,137	$45,190 605,804	$3,708,750 0	$4,996,307 1,326,179	$491,408 303,981	$13,979,482 5,488,101
Alan W. Rutherford Vice Chairman of the Board, Executive Vice President and Chief Financial Officer	2007 2006	700,000 700,000	1,740,812 817,343	30,127 449,386	1,890,000 0	3,244,033 874,022	379,546 175,385	7,984,518 3,016,136
Christopher C. Homfray (5) President–European Division	2007	456,412	268,803	6,025	759,470	257,481	128,909	1,877,100
Frank J. Mechura President-Americas Division	2007 2006	550,000 550,000	1,792,089 721,133	22,595 268,764	1,402,500 0	2,949,724 729,948	325,453 170,769	7,042,361 2,440,614
Timothy J. Donahue Senior Vice President- Finance	2007	425,000	456,966	15,063	765,000	197,240	46,178	1,905,447

(1)
The amounts in this column represent the compensation costs recognized for financial reporting purposes by the Company for the respective fiscal years for the fair value of restricted stock awarded in the applicable and prior fiscal years in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004) (“FAS 123(R)”), rather than an amount paid to or realized by the applicable NEO.  The Company has elected to recognize the expense on a straight-line basis over the vesting period, which is three years.  Although the Company has elected to recognize stock-based compensation on a straight-line basis, it has accelerated the recognition of this expense for Messrs. Mechura and Rutherford.  This accelerated recognition is in compliance with the guidelines in FAS 123(R) whereby compensation expense for participants who receive awards that permit accelerated vesting of nonvested shares at retirement, and who are retirement eligible as defined in FAS 123(R), must be fully recognized by the retirement eligible dates.

A portion of the stock-based compensation costs includes the amortization of the fair value of performance shares awarded in 2006 and 2007.  These awards were valued in accordance with the guidelines in FAS 123(R).  The details surrounding these shares, the method of the valuation and the assumptions made are set forth in Note R, “Stock-Based Compensation” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.  There can be no assurance that the FAS 123(R) amounts will ever be realized by the NEOs.

(2)
The amounts in this column represent the compensation costs recognized for financial reporting purposes by the Company for the respective fiscal years for the fair value of stock options granted in prior fiscal years in accordance with FAS 123(R), rather than an amount paid to or realized by the applicable NEO.  The charge represents the straight-line amortization of the fair value of the options over the vesting period.  The valuations of the options were developed using a Black-Scholes valuation model and were in accordance with the valuation guidelines in FAS 123(R).  Details about the valuation and the related assumptions for the option grants are discussed in Note R, “Stock-Based Compensation” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.  There can be no assurance that the FAS 123(R) amounts will ever be realized by the NEOs.

(3)
The amounts in this column reflect the increase in actuarial present value of defined benefit plans, including supplemental plans, for the respective fiscal years.  Actuarial valuations were based on assumptions which were in accordance with the guidelines of FASB Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions” (“FAS 87”) and which are discussed in Note W, “Pensions and Other Postretirement Benefits” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(4)	The amounts in this column for 2007 include the following items:

	J. Conway	A. Rutherford	C. Homfray	F. Mechura	T. Donahue

Change in Value of SERP Life Insurance	$404,782	$319,103	0	$275,686	$18,093
FICA on Change in SERP Valuation	3,625	2,711	0	2,061	763
Automobile Allowance	44,019	43,735	$ 23,813	25,185	12,783
Health, Disability and Life Insurance*	25,935	5,884	0	19,146	11,164
Club Memberships	9,672	3,141	0	0	0
401(k) Company Match	3,375	0	0	3,375	3,375
Airplane Usage	0	4,972	0	0	0
Overseas Housing and Commuting Allowance	0	0	105,096	0	0
Total	$491,408	$379,546	$128,909	$325,453	$46,178

*	Health, Disability and Life Insurance includes insurance premiums of $15,311and $8,522 for Messrs. Conway and Mechura, respectively, under Split-Dollar Life Insurance Agreements.

(5)
Mr. Homfray’s non-equity compensation is paid in U.K. Pound Sterling.  Accordingly, all compensation in Sterling for Mr. Homfray has been converted into U.S. Dollars at the December 31, 2007 exchange rate of $1.9844.

Grants of Plan-Based Awards

The following table provides information on annual incentive bonuses that the Company’s NEOs were eligible to receive in 2007 under the Company’s Economic Profit Incentive Plan and restricted stock granted in 2007 to each of the Company’s NEOs under the Company’s 2006 Stock-Based Incentive Compensation Plan.  There can be no assurance that the fair value of the restricted stock granted to the Company’s NEOs in 2007 will ever be realized by the NEOs.  Shown in the Summary Compensation Table above is the amount of these awards that was expensed by the Company, rather than an amount paid to or realized by the applicable NEO.  For further information and the assumptions made in determining FAS 123(R) values, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical Accounting Policies” and Notes A and R to the Company’s financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All other Stock Awards: Number of Shares of Stock or Units (3)	2007 Grant Date Fair Value of Stock and Option Awards (4) ($)
Name	Grant Dates of Equity Awards	Target ($)	Maximum ($)	Target (Shares)	Maximum (Shares)
John Conway	1/16/2007 (5)	1,236,250	3,708,750	61,165	122,330	116,129	4,064,176
Alan Rutherford	1/16/2007 (6)	630,000	1,890,000	23,589	47,178	44,786	1,567,386
Christopher Homfray	1/16/2007 (7)	365,130	1,095,390	12,729	25,458	24,168	845,803
Frank Mechura	1/16/2007 (8)	467,500	1,402,500	16,415	32,830	31,166	1,090,717
Timothy Donahue	1/16/2007 (9)	255,000	765,000	8,846	17,692	16,795	587,778

(1)
These amounts represent the range of annual incentive bonuses for which the NEOs were eligible in 2007 under the Company’s Economic Profit Incentive Plan.  For further information relating to the Economic Profit Incentive Plan, see “Compensation Discussion and Analysis – Annual Incentive Bonus.”  For information regarding the actual value of awards earned under the Economic Profit Incentive Plan for 2007, see the Summary Compensation Table above.

(2)
These amounts represent the range of performance shares that might be realized under the 2007 restricted stock awards.  The potential payouts are based on performance and are therefore at risk. The performance measures are based upon the Company’s total shareholder return versus a defined peer group of companies that are described in the “Compensation Discussion and Analysis” above. No such performance-based awards were vested in 2007.  The restriction on the performance shares lapses in January 2010 dependent upon achievement of the defined goal.  For further details, refer to Note R, “Stock-Based Compensation” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.  Rights to the performance shares are not forfeited at retirement and remain subject to attainment of the performance goal.  Rights to performance shares vest upon a “change in control” of the Company.

(3)
These amounts represent restricted stock awarded in 2007 and do not include the range of performance shares that might be realized under the 2007 restricted stock awards.  Shares vest annually over three years from the date of the award.  If a participant terminates employment due to retirement, disability or death, or upon a “change in control” of the Company, vesting of the award accelerates.

(4)
These amounts represent the fair value of the restricted stock awards made in 2007 and the performance shares awarded in 2007 valued in accordance with the guidelines in FAS 123(R).  For further details about the valuations of restricted stock and the related performance shares, refer to Note R, “Stock-Based Compensation” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(5)
Represents grant to Mr. Conway of 177,294 shares of Restricted Common Stock under the 2006 Stock-Based Incentive Compensation Plan. 116,129 shares vest over a three year period as follows: 38,710 shares on January 16, 2008 and 2009 and 38,709 shares on January 16, 2010. The final 61,165 shares vest on January 16, 2010 based on the Company's total shareholder return versus a defined peer group of companies, with the final number of performance based vested shares varying from 0 to 200% of 61,165.

(6)
Represents grant to Mr. Rutherford of 68,375 shares of Restricted Common Stock under the 2006 Stock-Based Incentive Compensation Plan. 44,786 shares vest over a three year period as follows: 14,929 shares on January 16, 2008 and 2009 and 14,928 shares on January 16, 2010. The final 23,589 shares vest on January 16, 2010 based on the Company's total shareholder return versus a defined peer group of companies, with the final number of performance based vested shares varying from 0 to 200% of 23,589.

(7)
Represents grant to Mr. Homfray of 36,897 shares of Restricted Common Stock under the 2006 Stock-Based Incentive Compensation Plan.  24,168 shares vest over a three year period as follows:  8,056 shares on January 16, 2008, 2009 and 2010.  The final 12,729 shares vest on January 16, 2010 based on the Company’s total shareholder return versus a defined peer group of companies, with the final number of performance based vested shares varying from 0 to 200% of 12,729.

(8)
Represents grant to Mr. Mechura of 47,581 shares of Restricted Common Stock under the 2006 Stock-Based Incentive Compensation Plan. 31,166 shares vest over a three year period as follows: 10,389 shares on January 16, 2008 and 2009 and 10,388 shares on January 16, 2010. The final 16,415 shares vest on January 16, 2010 based on the Company's total shareholder return versus a defined peer group of companies, with the final number of performance based vested shares varying from 0 to 200% of 16,415.

(9)
Represents grant to Mr. Donahue of 25,641 shares of Restricted Common Stock under the 2006 Stock-Based Incentive Compensation Plan.  16,795 shares vest over a three year period as follows:  5,599 shares on January 16, 2008 and 5,598 shares on January 16, 2009 and 2010.  The final 8,846 shares vest on January 16, 2010 based on the Company’s total shareholder return versus a defined peer group of companies, with the final number of performance based vested shares varying from 0 to 200% of 8,846.

Outstanding Equity Awards at Fiscal Year-End

The following table shows the number of shares covered by exercisable options, unvested Restricted Common Stock and unvested equity incentive plan awards held by the Company’s NEOs on December 31, 2007.  These outstanding equity awards have been granted to the Company’s NEOs under the Company’s 1990, 1994, 1997, 2001, 2004 and 2006 stock-based incentive compensation plans.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Exercisable Options (Shares)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1) (Shares)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)(4) (Shares)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2) ($)
John Conway	58,000 149,000 229,500 230,000 350,000 150,000 500,000	49.50 30.63 22.25 7.44 5.30 8.75 8.60	1/5/2008 1/4/2009 1/4/2010 1/4/2011 2/21/2012 2/24/2014 5/3/2014	286,891	7,358,754	123,925	3,178,676
Alan Rutherford	44,000 78,000 22,000 139,000 100,000 400,000	49.50 30.63 29.25 22.25 8.75 8.60	1/5/2008 1/4/2009 4/13/2009 1/4/2010 2/24/2014 5/3/2014	105,297	2,700,868	47,789	1,225,788
Christopher Homfray	1,500 20,000 25,000	53.44 8.75 8.60	4/23/2008 2/24/2014 5/3/2014	24,168	619,909	12,729	326,499
Frank Mechura	12,500 20,000 1,000	29.25 19.81 8.60	4/13/2009 12/22/2009 5/3/2014	75,671	1,940,961	33,265	853,247
Timothy Donahue	12,250 3,000 20,000 40,000 50,000 100,000	29.38 29.25 19.81 7.44 8.75 8.60	12/10/2008 4/13/2009 12/22/2009 1/4/2011 2/24/2014 5/3/2014	36,206	928,684	17,525	449,516

(1)
Shares vest annually over three years from the date of the award.  Accordingly, with respect to awards made in 2005, the remaining one-third vested on January 6, 2008; with respect to awards made in 2006, the second one-third vested on February 23, 2008 and the remaining one-third will vest on February 23, 2009; and with respect to awards made in 2007, one-third vested on January 16, 2008, the second one-third will vest on January 16, 2009 and the remaining one-third will vest on January 16, 2010.  If a participant terminates employment due to retirement, disability or death, or upon a “change of control” of the Company, vesting of the awards accelerates.

(2)	Computed as of December 31, 2007. The closing price of the Company’s Common Stock on December 31, 2007 was $25.65.

(3)
The vesting dates of equity incentive plan awards that have not vested are February 23, 2009 with respect to the 2006 Grant and January 16, 2010 with respect to the 2007 Grant.  Mr. Homfray did not receive the 2006 Grant.

(4)
These amounts represent the target as presented in the Grants of Plan-Based Awards table above.  The range of shares to be received is 0 to 200% of the target based on the level of the performance achieved under the 2006 award from January 1, 2006 through December 31, 2008 and under the 2007 award from January 1, 2007 to December 31, 2009.

Option Exercises and Stock Vested

The following table shows the number of shares of the Company’s Common Stock acquired and the actual value received during 2007 upon the exercise of stock options or vesting of stock awards.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
		($)		($)
John Conway	0	0	131,049	2,856,555
Alan Rutherford	480,000	9,009,140	45,199	988,738
Christopher Homfray	0	0	0	0
Frank Mechura	364,000	5,996,013	33,843	738,580
Timothy Donahue	0	0	13,536	298,895

(1)
The amounts in this column calculate the aggregate dollar amount realized upon exercise by multiplying the number of shares times the difference between the market price of the underlying Company Common Stock at the date of exercise and the exercise price of such options.

(2)
The amounts in this column calculate the aggregate dollar amount realized upon vesting by multiplying the number of shares of stock times the market value of the underlying Company Common Stock at the date of vesting.

Pension Benefits

The following table shows estimated benefits payable upon retirement to the NEOs under the Company’s Pension Plans and Senior Executive Retirement Plan (“SERP”), the pension benefits plans maintained by the Company in which the NEOs participate.

Name	Plan Name (1) (2)	Number of Years Credited Service (3)	Present Value of Accumulated Benefit (4)(5) ($)
John Conway	Pension Plan SERP	33 33	766,138 18,360,149

Alan Rutherford	Pension Plan SERP	34 34	830,702 10,904,173

Christopher Homfray (6)	Pension Plan SERP	12 12	897,529 0

Frank Mechura	Pension Plan SERP	41 41	1,140,592 8,937,836

Timothy Donahue	Pension Plan SERP	17 17	129,021 564,201

(1)
The U.S. Pension Plan in which the NEOs (other than Mr. Homfray) participate is designed and administered to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended.  Mr. Homfray’s pension plan benefits are governed by the U.K. Pension Plan provided by the Company to its U.K. employees.  For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”

(2)
In general, the annual benefit for the NEOs under the SERP is based upon a formula equal to (i) 2.25% (2.0% in the cases of Messrs. Homfray and Donahue) of the average of the five highest consecutive years of earnings (determined without regard to the limits imposed on tax qualified plans) times years of service up to twenty years plus (ii) 1.67% (1.45% in the cases of Messrs. Homfray and Donahue) of such earnings for the next fifteen years plus (iii) at the discretion of the Compensation Committee, 1% of such earnings for years of service beyond thirty-five less (iv) Social Security old-age benefits attributable to employment with the Company and the Company-funded portion of the executive’s Pension Plan benefits and 401(k) Retirement Savings Plan benefits. For further information, see “Compensation Discussion and Analysis – Retirement Benefits.”

(3)	Years of service are rounded to the nearest full year.

(4)
The calculation of the present value is based on assumptions which were in accordance with the guidelines of FAS 87 and which are discussed in Note W, “Pensions and Other Postretirement Benefits” to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(5)	All of the benefits above are vested with respect to the NEOs.

(6)	Mr. Homfray’s participation in the Company’s SERP was effective January 1, 2008.

Nonqualified Deferred Compensation

The Company maintains the Excess Benefit Plan under which certain highly-compensated employees, including the NEOs (other than Mr. Homfray), are able to defer a portion of their salaries on a pre-tax basis.  In order to contribute to the Excess Benefit Plan, an employee must be contributing the maximum permitted amount to the Company’s tax-qualified 401(k) Retirement Savings Plan.  Employees may contribute a total of 18% of their salary to the two plans on a combined basis.  For further information regarding the Company’s 401(k) Retirement Savings Plan, see “Compensation Discussion and Analysis – Retirement Benefits.”  Employee contributions to the Excess Benefit Plan are allocated to a separate “rabbi” trust and may be invested, at the election of the employee, among a selection of mutual funds that are similar to those available under the Company’s 401(k) Retirement Savings Plan.  The Company does not contribute to the Excess Benefit Plan.  An employee’s account under the Excess Benefit Plan will generally be distributed in a lump sum following the employee’s termination of employment.  However, under certain circumstances, voluntary distributions are also permitted while employed.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
John Conway	0	0	102	4,017	0
Alan Rutherford	0	0	496	3,617	0
Christopher Homfray	0	0	0	0	0
Frank Mechura	0	0	42	459	0
Timothy Donahue	0	0	0	0	0

(THIS PAGE INTENTIONALLY LEFT BLANK)

DIRECTOR COMPENSATION

The following table discloses 2007 Director compensation for all non-employee Directors who served as Directors in 2007. Compensation for Messrs. Conway and Rutherford is reported in the Summary Compensation Table.  Messrs. Conway and Rutherford do not earn additional compensation for their service as Directors or for their service as Chairman and Vice-Chairman of the Board, respectively.

Name	Fees Earned or Paid in Cash (1)(2) ($)	Stock Awards (2)(3)(4) ($)	Total ($)
Jenne Britell	76,000	60,000	136,000
Arnold Donald	60,500	60,000	120,500
Marie Garibaldi (5)	26,500	30,000	56,500
William Little	81,000	60,000	141,000
Hans Löliger	73,500	60,000	133,500
Thomas Ralph	76,500	60,000	136,500
Hugues du Rouret	71,000	60,000	131,000
Harold Sorgenti (5)	38,000	30,000	68,000
Jim Turner	60,500	60,000	120,500
William Urkiel	71,000	60,000	131,000

(1)
Cash base Director’s fees for 2007 were $40,000 annually, and cash meeting attendance fees were $1,500 per meeting.  Cash Committee fees in 2007 were as follows: for the Audit Committee, $15,000 annually for the Chairperson and $10,000 annually for the other members; for other Committees, $10,000 annually for the Chairperson and $7,000 annually for the other members; for the Chairperson of the Nominating and Corporate Governance Committee, an additional $10,000 annually for service as Presiding Director; and for all Committee members, an attendance fee of $1,500 per Committee meeting.  Directors do not receive any additional fees for their service on the Executive Committee.

(2)	Directors may defer receipt of all, or any part, of their Director’s compensation. No such deferrals were made in 2007.

(3)
The annual grant of Company Common Stock for 2007 consisted of $60,000 of Company Common Stock under the Stock Compensation Plan for Non-Employee Directors and was paid on a quarterly basis.  The number of shares paid each quarter is determined based on the average of the closing market price of the Company’s Common Stock on each of the second through sixth business days following the date on which the Company publicly released its quarterly results.

(4)
The aggregate amount of stock awarded to each of the Directors as of December 31, 2007 was as follows: Dr. Britell – 46,015; Mr. Donald – 46,822; Mr. Little – 14,696; Mr. Löliger – 35,815; Mr. Ralph – 46,822; Mr. du Rouret – 29,799; Mr. Turner – 5,910; and Mr. Urkiel – 9,629.  There were no option awards outstanding as of December 31, 2007 for any of the Directors.

(5)	Justice Garibaldi and Mr. Sorgenti retired from the Board of Directors on April 26, 2007.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION

The Company has entered into employment agreements with all of its NEOs.  In addition to the compensation and benefits described above, these contracts provide for certain post-employment severance payments in the event of employment termination under certain circumstances.  The Compensation Committee believes that these contracts provide an incentive to the NEOs to remain with the Company and serve to align the interest of the NEOs and Shareholders, including in the event of a potential acquisition of the Company.

Under the employment agreements, Messrs. Conway and Rutherford have agreed that, during their employment and for two years thereafter, they shall not compete with the Company or solicit Company employees to terminate employment with the Company.  Messrs. Homfray, Mechura and Donahue are all subject to a similar non-competition provision which is limited to a one year post-employment period.

Under the agreements for Messrs. Conway, Rutherford, Mechura and Donahue (the “U.S. NEOs”), if an executive’s employment is terminated because of death or disability, the Company will pay the executive (or his estate, if applicable) his base salary through the date of termination and any vested retirement, incentive or other benefits.  In addition, Messrs. Conway and Rutherford (or their estates, if applicable) are entitled to salary continuation through the end of the calendar year in which their death or disability occurs.  If a U.S. NEO’s employment terminates because of his retirement, the Company will pay to the executive his base salary through his date of retirement and any vested retirement, incentive or other benefits.  If a U.S. NEO’s employment with the Company is terminated for “Cause,” the Company will pay to the executive only the base salary owed through his date of termination and his vested retirement, incentive or other benefits.

Under the agreements for Messrs. Conway and Rutherford, if the employment of the executive is terminated by the Company without Cause or by the executive for “Good Reason” prior to a “Change in Control,” in addition to the executive’s base salary through the date of termination, the Company will pay to the executive a lump sum payment equal to the sum of (i) his target bonus for the year of termination, (ii) any previously earned bonus payment and (iii) an amount equal to three times the sum of the executive’s base salary and his average bonus over the three completed years prior to the year of termination.  Under the agreements for Messrs. Mechura and Donahue, upon the termination of the executive by the Company without Cause prior to a Change in Control, the Company will pay to the executive (i) his base salary through the date of termination, (ii) salary continuation for a one year period in accordance with the Company’s normal payroll practice, and (iii) a lump sum equal to the executive’s target bonus for the year of termination.  In the case of Mr. Homfray, if he is terminated by the Company without “serious fault,” he will receive 18 months of base salary.  In all such cases, the Company will also pay to the executive any vested retirement, incentive or other benefits.

If the employment of Mr. Conway or Mr. Rutherford is terminated by the Company without Cause or by the executive for Good Reason during the one year period following a Change in Control, such executive will be entitled to the same payments and benefits described in the preceding paragraph, and all stock options and restricted stock granted to such executive by the Company will become fully vested and, in the case of stock options, immediately exercisable.  Upon the termination of Mr. Mechura or Mr. Donahue by the Company without Cause or by such executive for Good Reason during the one year period following a Change in Control, the Company will pay to such executive (i) his base salary through the date of termination, (ii) a lump sum equal to two times the sum of the executive’s base salary and his average bonus over the three completed years prior to the year of termination and (iii) a lump sum equal to such executive’s target bonus for the year of termination. In addition, all stock options and restricted stock granted to such executive by the Company will become fully vested and, in the case of stock options, immediately exercisable.

To the extent an executive would be subject to the excise tax under Code Section 4999 on the amounts or benefits to be received from the Company and required to be included in the calculation of parachute payments for purposes of Code Section 280G, the Company will pay to the executive an additional amount so that the executive will receive the full amount owed to him under his employment agreement, without regard to the excise tax or any other taxes imposed on the additional payment.

Mr. Mechura retired from the Company effective February 29, 2008.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their respective employment was terminated as of December 31, 2007.

Name	Benefit	Termination upon Retirement, Death or Disability (1)(2)	Resignation for Good Reason Prior to a Change in Control	Termination without Cause Prior to a Change in Control	Termination without Cause or Resignation for Good Reason after a Change in Control (2)(3)

John Conway	Salary:		$3,225,000	$3,225,000	$3,225,000
	Bonus:		$6,655,000	$6,655,000	$6,655,000
	Accelerated Restricted Stock Vesting:	$7,358,754			$10,537,430
	Additional Health Care Benefits:	$131,080			$131,080
	Tax Gross-Up:				$23,575,335

Alan Rutherford	Salary:		$2,100,000	$2,100,000	$2,100,000
	Bonus:		$3,392,000	$3,392,000	$3,392,000
	Accelerated Restricted Stock Vesting:	$2,700,868			$3,926,656
	Additional Health Care Benefits:	$40,656			$40,656
	Tax Gross-Up:				$12,965,105

Christopher Homfray	Salary:			$684,618	$684,618
	Bonus:
	Accelerated Restricted Stock Vesting:	$619,909			$946,408
	Additional Health Care Benefits:
	Tax Gross-Up:

Frank Mechura	Salary:			$550,000	$1,100,000
	Bonus:			$467,500	$1,852,500
	Accelerated Restricted Stock Vesting:	$1,940,961			$2,794,208
	Additional Health Care Benefits:	$85,450			$85,450
	Tax Gross-Up:				$9,790,992

Timothy Donahue	Salary:			$425,000	$850,000
	Bonus:			$255,000	$828,333
	Accelerated Restricted Stock Vesting:	$928,684			$1,378,200
	Additional Health Care Benefits:				$676,064
	Tax Gross-Up:				$2,216,944

(1)
The additional health care coverage set forth in this column relates to retirement. Coverage related to death or disability would be valued at $177,630 for Mr. Conway, $81,311 for Mr. Rutherford, $120,094 for Mr. Mechura, and $945,666 for Mr. Donahue.

(2)
Accelerated restricted stock vesting amounts under this column do not include performance shares that might be realized under restricted stock awards.  Rights to the performance shares are not forfeited at (i) termination for retirement, death or disability, (ii) resignation for Good Reason prior to a Change in Control or (iii) termination without Cause prior to a Change in Control and remain subject to attainment of the performance goal.  The potential payouts are based on performance and therefore are at risk. Performance shares vest upon a Change in Control.  For further details, refer to the Outstanding Equity Awards at Fiscal Year-End table above and Note R, “Stock-Based Compensation” to the Company’s consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

(3)
In the event of a Change in Control, vested benefits under the Company’s Senior Executive Retirement Plan (see “Compensation Discussion and Analysis – Retirement Benefits”) will be distributed in a lump sum.  See “Pension Benefits” above.  Consequently, the Company has agreed to reimburse the NEOs for all taxes imposed on such lump sum payments and such reimbursement.  In addition, upon a Change in Control, NEOs may be subject to certain excise taxes under Code Section 4999, related to parachute payments under Code Section 280G.  The Company has agreed to reimburse the NEOs for those excise taxes as well as any income and excise taxes payable by the NEO as a result of any reimbursements for the Code Section 4999 excise taxes.  The amounts in the table are based on a Code Section 4999 excise tax rate of 20%, a federal income tax rate of 35%, a Medicare tax rate of 1.45% and a combined state and local tax rate of 4.07%.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The firm of PricewaterhouseCoopers LLP, independent registered public accountants, is the independent auditor for the most recently completed fiscal year.  The Audit Committee has appointed PricewaterhouseCoopers LLP as independent auditors to audit and report on the Company’s financial statements for 2008.   PricewaterhouseCoopers LLP performs annual audits of the Company’s financial statements and assists the Company in the preparation of various tax returns around the world.  A representative or representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so.  Such representatives are also expected to be available to respond to questions raised orally at the Annual Meeting or submitted in writing to the Office of the Secretary of the Company before the Annual Meeting.

The Audit Committee reviewed the fees of PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2007 and December 31, 2006.  (1) Audit Fees totaled $7,073,000 and $6,872,000 for the years 2007 and 2006, respectively.  These fees were for professional services rendered for the audits of the internal controls and consolidated financial statements of the Company, including the US integrated financial statement and internal controls audit, statutory audits, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.  (2) Audit Related Fees totaled $140,000 and $144,000 for the years 2007 and 2006, respectively.  These fees were for the employee benefit plan audits and accounting consultations.    (3) Tax Fees totaled $554,000 and $486,000 for the years 2007 and 2006, respectively.  These fees were for services rendered for tax compliance, including the preparation of tax returns and claims for refunds.  (4) Tax Advisory Services totaled $889,000 and $841,000 for the years 2007 and 2006, respectively.  These fees were for tax planning and advice related to divestitures.  (5) All Other Fees totaled $13,000 and $6,000 for the years 2007 and 2006, respectively, and were for services rendered for translation and other assistance provided primarily to non-US subsidiaries.

All of the services described above were approved by the Audit Committee.  The Audit Committee also evaluated whether the non-audit fees paid to PricewaterhouseCoopers LLP are compatible with maintaining their independence as auditors.  Also, the Audit Committee considers the level of Audit and Audit Related fees in relation to all other fees paid to the independent auditors, and reviews such levels each year.  In carrying out this responsibility, the Audit Committee may obtain input from Company management on the general level of fees and the process for determining and reporting fees from the numerous locations where the Company operates and the independent auditors provide services.  The Audit Committee pre-approves all audit and permitted non-audit services, and related fees, to be performed by its independent auditors.  Under the Audit Committee Charter, the Chairperson of the Audit Committee has the authority to review and approve such proposed fees up to $100,000 per transaction and reports back to the full Audit Committee.  The Chairperson did not approve any fees during 2007 pursuant to this authority.

AUDIT COMMITTEE REPORT

The Audit Committee provides assistance to the Board of Directors by its oversight of the financial accounting practices of the Company and the internal controls related thereto and represents the Board of Directors in connection with the services rendered by the Company’s independent auditors, who report directly to the Audit Committee.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed with the Company’s management and its independent auditors the audited financial statements for the fiscal year ended December 31, 2007 and the Company’s system of internal controls and its effectiveness.  Management is responsible for the financial statements and the reporting process, including the system of internal controls, and has represented to the Committee that such financial statements were prepared in accordance with generally accepted accounting principles.  The Company’s independent auditors, PricewaterhouseCoopers LLP, are responsible for expressing an opinion as to whether the financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Company in accordance with generally accepted accounting principles in the United States.  PricewaterhouseCoopers LLP has informed the Committee that they have given such an opinion with respect to the audited financial statements for the fiscal year ended December 31, 2007.

The Audit Committee discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. In addition, the Committee discussed with the independent auditors the auditors’ independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Committee from the independent auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

This report is respectfully submitted by the members of the Audit Committee of the Board of Directors.

Jenne K. Britell, Chairperson
William G. Little
Thomas A. Ralph
Hugues du Rouret
William S. Urkiel

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP, independent registered public accountants, as independent auditors to audit and report on the Company’s financial statements for 2008.

Although the submission to Shareholders of the appointment of PricewaterhouseCoopers LLP is not required by law or the Company’s By-Laws, the Audit Committee believes it is appropriate to submit this matter to Shareholders to allow a forum for Shareholders to express their views with regard to the Audit Committee’s selection.  In the event Shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers LLP.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE RATIFICATION OF THE APPOINTMENT OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, Executive Officers and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and the New York Stock Exchange.  Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on the review of the copies of SEC forms received by the Company with respect to fiscal year 2007, or written representations from reporting persons, the Company believes that its Directors and Executive Officers have complied with all applicable filing requirements.

PROPOSALS OF SHAREHOLDERS

In order to be considered for inclusion in the Proxy Statement for the Company’s 2009 Annual Meeting of Shareholders, any Shareholder proposal intended to be presented at the meeting, in addition to meeting the shareholder eligibility and other requirements of the SEC rules governing such proposals, must be received in writing, via Certified Mail - Return Receipt Requested, by the Office of the Secretary, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154 not later than November 21, 2008.  In addition, the Company’s By-Laws currently provide that a Shareholder of record at the time that notice is given and who is entitled to vote at the meeting may bring business before the meeting or nominate a person for election to the Board of Directors if the Shareholder gives timely notice of such business or nomination.  To be timely, and subject to certain exceptions, notice in writing to the Secretary must be delivered or mailed, via Certified Mail-Return Receipt Requested, and received at the above address not less than 120 days, which is November 21, 2008, nor more than 150 days, which is October 22, 2008, prior to the first anniversary of the date on which the Company’s Proxy Statement for its previous Annual Meeting of Shareholders was first released to Shareholders.  The notice must describe various matters regarding the nominee or proposed business.  Any Shareholder desiring a copy of the Company’s By-Laws will be furnished one copy without charge upon written request to the Secretary.

INTERNET AVAILABILITY OF PROXY MATERIALS

Copies of the following materials have been made available at http://investors.crowncork.com//phoenix.zhtml?c=85121&p=proxy

•	this Proxy Statement,

•	the Proxy Card relating to the Annual Meeting of Shareholders and

•	the Annual Report to Shareholders

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Shareholders’ action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable or decline to serve, it is intended that the persons named in the Proxy or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

The Company filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2007 with the SEC on February 28, 2008 and filed an amendment on March 7, 2008.  A copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Shareholder.  Requests for copies of the Annual Report should be sent to: Senior Vice President - Finance, Crown Holdings, Inc., One Crown Way, Philadelphia, Pennsylvania 19154.

WILLIAM T. GALLAGHER
Senior Vice President, Secretary
& General Counsel

Philadelphia, Pennsylvania 19154
March 21, 2008

CROWN HOLDINGS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 24, 2008

9:30 a.m.

Crown Holdings, Inc.

One Crown Way

Philadelphia, PA 19154-4599

INTERNET AVAILABILITY OF PROXY MATERIALS

Copies of the following materials are available at

http://investors.crowncork.com//phoenix.zhtml?c=85121&p=proxy

•	the Proxy Statement relating to the Annual Meeting of Shareholders,

•	this Proxy Card and

•	the Annual Report to Shareholders

Crown Holdings, Inc.
One Crown Way
Philadelphia, PA 19154-4599

PROXY

Proxy for Annual Meeting of Shareholders to be held on April 24, 2008

This Proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints John W. Conway, Alan W. Rutherford and William T. Gallagher as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of stock of Crown Holdings, Inc. held of record by the undersigned on March 11, 2008 at the Annual Meeting of Shareholders to be held at One Crown Way, Philadelphia, Pennsylvania on April 24, 2008 at 9:30 a.m., or any adjournments thereof, for the items shown on the reverse side and, in the discretion of the Proxies, in any other matter that may properly come before the meeting or any adjournments thereof.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card or you elect to vote your shares electronically by Telephone or via the Internet.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy.

Your Telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

VOTE BY TELEPHONE — TOLL FREE — 1-800-560-1965 — QUICK ÖÖÖ EASY ÖÖÖ IMMEDIATE

•	Use any touch-tone Telephone to vote your Proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) (GMT-6) on April 23, 2008.

•	Please have your Proxy Card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — www.eproxy.com/cck — QUICK ÖÖÖ EASY ÖÖÖ IMMEDIATE

•	Use the Internet to vote your Proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) (GMT-6) on April 23, 2008.

•
Please have your Proxy Card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope we’ve provided or return it to Crown Holdings, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Telephone or Internet, please do not mail your Proxy Card.

Please detach here

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 Jenne K. Britell 02 John W. Conway 03 Arnold W. Donald 04 William G. Little	05 Hans J. Löliger 06 Thomas A. Ralph 07 Hugues du Rouret	08 Alan W. Rutherford 09 Jim L. Turner 10 William S. Urkiel	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of independent auditors for the fiscal year ending December 31, 2008, which the Board of Directors unanimously recommends.	☐ For	☐ Against	☐ Abstain

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 AND 2.

Address Change? Mark Box ☐       Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.